Exhibit 99.2

AUDITED FINANCIAL STATEMENTS OF NORTHERN BORDER PIPELINE COMPANY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Northern Border Pipeline Company

We have audited the accompanying balance sheets of Northern Border Pipeline Company (the Company) as of December 31, 2005 and 2004, and the related statements of income, comprehensive income, cash flows, and changes in partners’ equity for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Border Pipeline Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Omaha, Nebraska
March 2, 2006

NORTHERN BORDER PIPELINE COMPANY

BALANCE SHEET

(In Thousands)

	December 31
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$22,039	$20,355
Accounts receivables (net of allowance for doubtful accounts of $4,208 in 2004)	38,252	32,559
Related party receivables	2,294	1,311
Materials and supplies, at cost	3,566	3,409
Prepaid expenses and other	1,540	1,688
Total current assets	67,691	59,322
Property, plant and equipment:
In service natural gas transmission plant	2,463,555	2,446,369
Construction work in progress	13,260	2,768
Total property, plant and equipment	2,476,815	2,449,137
Less: Accumulated provision for depreciation and amortization	960,740	903,664
Property, plant and equipment, net	1,516,075	1,545,473
Other assets:
Unamortized debt expense	3,434	3,837
Regulatory asset	13,853	11,807
Other	3,645	4,549
Total other assets	20,932	20,193
Total assets	$1,604,698	$1,624,988

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Accounts payable	10,550	4,058
Related party payables	3,555	5,286
Accrued taxes other than income	27,637	27,113
Accrued interest	11,525	11,365
Other	2,755	1,640
Total current liabilities	56,022	49,462
Long-term debt	628,916	603,860
Reserves and deferred credits	4,775	4,526
Commitments and contingencies (Note 7)
Partners’ equity
Partners’ capital	912,723	963,378
Accumulated other comprehensive income	2,262	3,762
Total partners’ equity	914,985	967,140
Total liabilities and partners’ equity	$1,604,698	$1,624,988

The accompanying notes are an integral part of these financial statements.

NORTHERN BORDER PIPELINE COMPANY

STATEMENT OF INCOME

(In Thousands)

	Year Ended December 31
	2005	2004	2003

Operating revenue	$321,651	$329,115	$324,185
Operating expenses
Operations and maintenance	39,506	33,763	43,791
Depreciation and amortization	58,052	58,375	57,779
Taxes other than income	31,345	29,368	29,634
Operating expenses	128,903	121,506	131,204
Operating income	192,748	207,609	192,981
Interest expense
Interest expense	42,792	41,374	44,903
Interest expense capitalized	(157)	(18)	(46)
Interest expense, net	42,635	41,356	44,857
Other income (expense)
Allowance for equity funds used during construction	269	31	53
Other income	2,396	2,552	1,373
Other expense	(532)	(2,059)	(1,350)
Other income (expense), net	2,133	524	76
Net income to partners	$152,246	$166,777	$148,200

NORTHERN BORDER PIPELINE COMPANY

STATEMENT OF COMPREHENSIVE INCOME

(In Thousands)

	Year Ended December 31
	2005	2004	2003

Net income to partners	$152,246	$166,777	$148,200
Other comprehensive income:
Change associated with current period hedging transactions	(1,500)	(1,440)	(1,556)
Total comprehensive income	$150,746	$165,337	$146,644

The accompanying notes are an integral part of these financial statements.

NORTHERN BORDER PIPELINE COMPANY

STATEMENT OF CASH FLOWS

(In Thousands)

	Year Ended December 31
	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net income to partners	$152,246	$166,777	$148,200
Adjustments to reconcile net income to partners to net cash provided by operating activities:
Depreciation and amortization	58,404	58,740	58,144
Provisions for regulatory refunds	—	—	261
Regulatory refunds paid	—	—	(10,261)
Allowance for equity funds used during construction	(269)	(31)	(53)
Reserves and deferred credits	(665)	(546)	1,001
Changes in components of working capital	(127)	(12,611)	(3,551)
Other	(3,128)	(6,180)	(471)
Total adjustments	54,215	39,372	45,070
Net cash provided by operating activities	206,461	206,149	193,270

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for property, plant and equipment, net	(28,555)	(10,569)	(12,918)

CASH FLOWS FROM FINANCING ACTIVITIES:
Equity contributions from partners	—	205,000	—
Distributions to partners	(202,901)	(205,635)	(153,978)
Issuance of long-term debt	136,000	107,000	142,000
Retirement of long-term debt	(109,000)	(313,000)	(165,000)
Proceeds upon termination of derivatives	—	7,575	—
Debt reacquisition costs	—	(4,897)	—
Long-term debt financing costs	(321)	—	—
Net cash used in financing activities	(176,222)	(203,957)	(176,978)
Net change in cash and cash equivalents	1,684	(8,377)	3,374
Cash and cash equivalents at beginning of year	20,355	28,732	25,358
Cash and cash equivalents at end of year	$22,039	$20,355	$28,732

Changes in components of working capital:
Accounts receivable	$(6,677)	$(2,969)	$(4,908)
Materials and supplies	(157)	697	(97)
Prepaid expenses and other	149	578	(422)
Accounts payable	5,874	(9,731)	3,758
Accrued taxes other than income	524	(1,834)	573
Accrued interest	160	648	(2,455)

Total	$(127)	$(12,611)	$(3,551)

The accompanying notes are an integral part of these financial statements.

NORTHERN BORDER PIPELINE COMPANY

STATEMENT OF CHANGES IN PARTNERS’ EQUITY

(In Thousands)

	TC PipeLines Intermediate Limited Partnership	Northern Border Intermediate Limited Partnership	Accumulated Other Comprehensive Income	Total Partners’ Equity

Partners’ Equity at December 31, 2002	240,904	562,110	6,758	809,772
Net income to partners	44,460	103,740	—	148,200
Change associated with current period hedging transactions	—	—	(1,556)	(1,556)
Distributions paid	(46,193)	(107,785)	—	(153,978)
Partners’ Equity at December 31, 2003	239,171	558,065	5,202	802,438
Net income to partners	50,033	116,744	—	166,777
Change associated with current period hedging transactions	—	—	(1,440)	(1,440)
Equity contributions received	61,500	143,500	—	205,000
Distributions paid	(61,690)	(143,945)	—	(205,635)
Partners’ Equity at December 31, 2004	289,014	674,364	3,762	967,140
Net income to partners	45,674	106,572	—	152,246
Change associated with current period hedging transactions	—	—	(1,500)	(1,500)
Distributions paid	(60,870)	(142,031)	—	(202,901)
Partners’ Equity at December 31, 2005	$273,818	$638,905	$2,262	$914,985

The accompanying notes are an integral part of these financial statements.

NORTHERN BORDER PIPELINE COMPANY

NOTES TO FINANCIAL STATEMENTS

1.                               ORGANIZATION AND MANAGEMENT

Northern Border Pipeline Company (Northern Border Pipeline) is a Texas general partnership formed in 1978. The ownership percentages of the partners in Northern Border Pipelines’ partners at December 31, 2005 and 2004 are as follows:

Ownership
Partner	Percentage
Northern Border Intermediate Limited Partnership	70%
TC PipeLines Intermediate Limited Partnership	30%

Northern Border Pipeline owns a 1,249-mile natural gas transmission pipeline system extending from the United States-Canadian border near Port of Morgan, Montana, to a terminus near North Hayden, Indiana.

Northern Border Pipeline is managed by a Management Committee that includes three representatives from Northern Border Intermediate Limited Partnership (Northern Border ILP) and one representative from TC PipeLines Intermediate Limited Partnership (TC PipeLines). Northern Border ILP’s representatives are selected by its general partners, Northern Plains Natural Gas Company, LLC (Northern Plains), a wholly-owned subsidiary of ONEOK, Inc. (ONEOK), Pan Border Gas Company, LLC (Pan Border), a wholly-owned subsidiary of Northern Plains, and Northwest Border Pipeline Company (Northwest Border), a wholly-owned subsidiary of TransCanada PipeLines Limited, which is a subsidiary of TransCanada Corporation (TransCanada), an affiliate of TC PipeLines, and have 35%, 22.75% and 12.25%, respectively, of the voting interest on the Management Committee. The representative designated by TC PipeLines votes the remaining 30% interest.

In November 2004, ONEOK purchased Northern Plains and Pan Border from CCE Holdings, LLC (CCE Holdings). CCE Holdings, a joint venture between Southern Union Company and GE Commercial Finance Energy Financial, purchased Northern Plains and Pan Border as part of its acquisition of CrossCountry Energy LLC (CrossCountry) from Enron Corp.

On March 31, 2004, Enron Corp. (Enron) transferred its ownership interest in Northern Plains and Pan Border to CrossCountry. In addition, CrossCountry and Enron entered into a transition services agreement pursuant to which Enron would provide to CrossCountry, on an interim, transitional basis, various services, including but not limited to (i) information technology services, (ii) accounting system usage rights and administrative support and (iii) payroll, employee benefits and administrative services. In turn, these services are provided to Northern Border Pipeline through Northern Plains.

The day-to-day management of Northern Border Pipeline’s affairs is the responsibility of Northern Plains, as defined by an operating agreement between Northern Border Pipeline and Northern Plains. Northern Border Pipeline is charged for the salaries, benefits and expenses of Northern Plains. As part of the closing, ONEOK and CCE Holdings entered into a transition services agreement referred to as the “Northern Border Transition Services Agreement” covering certain transition services by and among ONEOK, CCE Holdings and Enron for a period of six months. Certain of the services previously provided by Enron are now being provided by ONEOK. For the years ended December 31, 2005, 2004, and 2003, Northern Border Pipeline’s charges from Northern Plains and its current and former affiliates totaled approximately $20.1  million, $18.3 million and $25.6 million, respectively. See Note 12 for a discussion of Northern Border Pipeline’s previous relationships with Enron and developments involving Enron.

2.                               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make assumptions and use estimates that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities during the reporting period. Actual results could differ from these estimates if the underlying assumptions are incorrect.

Government Regulation

Northern Border Pipeline is subject to regulation by the Federal Energy Regulatory Commission (FERC). Northern Border Pipeline’s accounting policies conform to Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation.” Accordingly, certain assets that result from the regulated ratemaking process are reflected on the balance sheet as regulatory assets.

At December 31, 2005 and 2004, Northern Border Pipeline has reflected regulatory assets, which are currently being recovered or are expected to be recovered from its shippers, of approximately $13.9 million and $11.8 million respectively, on the balance sheet. Northern Border Pipeline is recovering these regulatory assets from its shippers over varying time periods up to 44 years.

The following table presents a summary of regulatory assets, net of amortization, at December 31, 2005 and 2004.

	December 31
	2005	2004
	(In thousands)
Fort peck lease option costs	$4,402	$1,887
Unamortized loss on reacquired debt	1,503	2,630
Pipeline extension project	7,106	7,290
Other	842	—
Total regulatory assets	$13,853	$11,807

Northern Border Pipeline continually assesses the potential recovery of its regulatory assets based on such factors as regulatory changes and the impact of competition to determine the probability of future recovery of these assets. Northern Border Pipeline believes the recovery of the existing regulatory assets is probable. If Northern Border Pipeline determines future recovery is no longer probable, it would be required to write off the regulatory assets at that time.

Revenue Recognition

Northern Border Pipeline transports gas for shippers under a tariff regulated by the FERC. The tariff specifies the calculation of amounts to be paid by shippers and the general terms and conditions of transportation service on Northern Border Pipeline’s pipeline system. Northern Border Pipeline recognizes revenue according to each transportation contract for transportation service that is provided to its customers. Customers with firm service transportation agreements pay a reservation fee for capacity on the pipeline system known as a demand charge regardless of whether the shipper actually utilizes its reserved capacity. Firm service transportation customers also pay a fee based on the volume of natural gas transported. Customers with interruptible service transportation agreements may utilize available capacity on Northern Border Pipeline’s pipeline system; however, service is subject to interruption if capacity if required for customers with firm service transportation agreements. Interruptible service customers are assessed a fee based only on the volume of natural gas transported. An allowance for doubtful accounts is recorded in situations where collectibility is not reasonably assured. Northern Border Pipeline does not own the gas that it transports, and therefore does not assume the related natural gas commodity risk.

Income Taxes

Income taxes are the responsibility of the partners and are not reflected in these financial statements. However, Northern Border Pipeline’s FERC tariff establishes the method of accounting for and calculating income taxes and requires Northern Border Pipeline to reflect in its rates the income taxes which would have been paid or accrued if Northern Border Pipeline were organized during the period as a corporation. As a result, for purposes of determining transportation rates in calculating the return allowed by the FERC,

Partners’ capital and rate base are reduced by the amount equivalent to the net accumulated deferred income taxes. Such amounts were approximately $360 million and $355 million at December 31, 2005 and 2004, respectively, and are primarily related to accelerated depreciation and other plant-related differences.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates fair value due to the short maturity of these investments.

Property, Plant and Equipment and Related Depreciation and Amortization

Property, plant and equipment is stated at original cost. During periods of construction, Northern Border Pipeline is permitted to capitalize an allowance for funds used during construction, which represents the estimated costs of funds used for construction purposes. The original cost of property retired is charged to accumulated depreciation and amortization, net of salvage and cost of removal. No retirement gain or loss is included in income except in the case of retirements or sales of entire regulated operating units.

Maintenance and repairs are charged to operations in the period incurred. The provision for depreciation and amortization of the transmission line is an integral part of Northern Border Pipeline’s FERC tariff. The effective depreciation rate applied to Northern Border Pipeline’s transmission plant is 2.25%. Composite rates are applied to all other functional groups of property having similar economic characteristics.

Natural Gas Imbalances

Natural gas imbalances occur when the actual amount of natural gas delivered from or received by a pipeline system or storage facility differs from the contractual amount of natural gas to be delivered or received. Northern Border Pipeline values these imbalances due to or from shippers and operators at an appropriate index price. Imbalances are made up in-kind, subject to the terms of Northern Border Pipeline’s tariff.

Imbalances due from others are reported on the balance sheet as accounts receivable. Imbalances owed to others are reported on the balance sheet as accounts payable. In addition, all imbalances are classified as current.

Risk Management

Northern Border Pipeline uses financial instruments in the management of its interest rate exposure. A control environment has been established which includes policies and procedures for risk assessment and the approval, reporting and monitoring of financial instrument activities. Northern Border Pipeline does not use these instruments for trading purposes. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138, requires that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at their fair value. Northern Border Pipeline determines the fair value of a derivative instrument by the present value of its future cash flows based on market prices from third party sources. Northern Border Pipeline records changes in the derivative’s fair value currently in earnings unless specific hedge accounting criteria are met. Accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement, and requires Northern Boarder Pipeline to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. See Note 7 for a discussion of Northern Border Pipeline’s derivative instruments and hedging activities.

Unamortized debt premium, discount and expense

Northern Border Pipeline amortizes premiums, discounts and expenses incurred in connection with the issuance of long-term debt consistent with the terms of the respective debt instruments.

Operating Leases

Northern Border Pipeline has non-cancelable operating leases for office space and rights-of-way. Northern Border Pipeline records rent expense over the lease terms it becomes payable. If operating leases include escalating rental payments, Northern Border Pipeline determines the cumulative rental payments anticipated and recognize rent expense on a straight-line basis over the term of the lease.

Impairment of Long-Lived Assets

Northern Border Pipeline assesses its long-lived assets for impairment based on SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Loved Assets.”  A long-lived asset is tested for impairment whenever events or changes in circumstances indicate that its carrying amount may exceed its fair value. Fair values are based on the sum of the undiscounted future cash flows expected to result from the use an eventual disposition of the assets

Contingencies

Northern Border Pipeline’s accounting for contingencies covers a variety of business activities including contingencies for legal exposures and environmental exposures. Northern Border Pipeline accrues these contingencies when its assessments indicate that it is probable that a liability has been incurred or an asset will not be recovered and an amount can be reasonably estimated in accordance with SFAS No. 5, “Accounting for Contingencies.”  Northern Border Pipeline bases its estimates on currently available facts and its estimate of the ultimate outcome or resolution. Actual results may differ from Northern Border Pipeline’s estimates resulting in an impact, positive, or negative, on earnings.

Reclassifications

Certain reclassifications have been made to the financial statements for prior years to conform with the current year presentation.

3.                               ASSET RETIREMENT OBLIGATIONS

Effective January 1, 2003, Northern Border Pipeline adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.”   SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation during the period in which the liability is incurred, if a reasonable estimate of fair value can be made.  Effective December 31, 2005, Northern Border Pipeline adopted FASB Interpretation (FIN) 47, “Accounting for Conditional Asset Retirement Obligations – an interpretation of SFAS No. 143.”  FIN 47 clarifies the term “conditional asset retirement obligation,” as used in SFAS No. 143 and the circumstances under which an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. Northern Border Pipelinehas determined that asset retirement obligations exist for certain of its transmission assets; however, the fair value of the obligations cannot be determined because the end of the transmission system life is not determinable with the degree of accuracy necessary to currently establish a liability for the obligations.

4.                               RATES AND REGULATORY ISSUES

The FERC regulates the rates and charges for transportation in interstate commerce. Natural gas companies may not charge rates that have been determined to be unjust and reasonable by the FERC. Generally, rates for interstate pipelines are based on the cost of service including recovery of and a return on the pipeline’s actual prudent historical cost investment. The rates and terms and conditions for service are found in each pipeline’s FERC-approved tariff. Under its tariff, an interstate pipeline is allowed to charge for its services on the basis of stated transportation rates. Transportation rates are established periodically in FERC proceedings known as rate cases. The tariff also allows the interstate pipeline to provide services under negotiated and discounted rates.

As required by the provisions of the settlement of Northern Border Pipeline’s last rate case, on November 1, 2005, it filed a rate case with the FERC. The rate case filing proposes, among other things, a 7.8% increase in Northern Border Pipeline’s revenue requirement; a change to its rate design approach with a supply zone and market area utilizing a fixed rate and a dekatherm-mile rate, respectively; a compressor usage surcharge primarily to recover costs and implementation of a short-term, firm-service rate structure on a prospective basis. Also included in the filing is the continuation of the inclusion of income taxes in the calculation of Northern Border Pipeline’s rates.

On December 1, 2005, the FERC issued an order in which the proposed changes were suspended until May 1, 2006, at which time the new rates would be collected subject to refund until final resolution of the rate case. Northern Border Pipeline expects the FERC will set issues for hearing, and unless it is able to reach a settlement with the FERC staff and its customers, final resolution of this matter may not occur until 2007. A t this time, Northern Border Pipeline can give no assurance as to the outcome on any of these issues.

In February 2003, Northern Border Pipeline filed to amend its FERC tariff to clarify the definition of company use gas, which is gas supplied by its shippers for its operations. Northern Border Pipeline has included in its retention of company use gas, quantities that were equivalent to the cost of electric power at its electric-driven compressor stations during the period of June 2001 through January 2003. On March 27, 2003, the FERC issued an order rejecting Northern Border Pipeline’s proposed tariff sheet revision and requiring funds with interest within 90 days of the order. Northern Border Pipeline made refunds to its shippers of $10.3 million in May 2003.

5.                               TRANSPORTATION SERVICE AGREEMENTS

Operating revenues are collected pursuant to the FERC tariff through firm transportation service agreements. The firm service agreements extend for various terms with termination dates that range from December 2005 to December 2013. Northern Border Pipeline also has interruptible transportation service agreements and other transportation service agreements with numerous shippers. Under the capacity release provisions of Northern Border Pipeline’s FERC tariff, shippers are allowed to release all or part of their capacity either permanently for the full term of the contract or temporarily. A temporary capacity release does not relieve the original contract shipper from its payment obligations if the replacement shipper fails to pay for the capacity temporarily released to it.

At December 31, 2005, Northern Border Pipeline’s largest shippers, BP Canada Energy Marketing Corp. (BP Canada) and Nexen Marketing, USA Inc. (Nexen), were obligated for approximately 20% and 12% of design capacity, respectively. The BP Canada and Nexen firm service agreements extend for various terms with termination dates from March 2006 to February 2012 and December 2005 to December 2010, respectively.

For the year ended December 31, 2005, shippers providing significant operating revenues were BP Canada, Nexen, EnCana Marketing U.S.A. Inc. (EnCana) and Cargill Inc. (Cargill) with revenues of $56.1 million, $38.1 million, $37.9 million and $34.1 million, respectively. For the year ended December 31, 2004, shippers providing significant operating revenues were BP Canada and EnCana with revenues of $65.6 million and $56.3 million, respectively. For the year ended December 31, 2003, Northern Border Pipeline’s significant shippers were BP Canada, EnCana, and Pan-Alberta Gas (U.S) Inc. (Pan Alberta) with operating revenues of $54.7 million, $32.9 million and $45.5 million, respectively.

At December 31, 2005 and 2004, Northern Border Pipeline had contracted firm capacity held by one shipper affiliated with one of its general partners. ONEOK Energy Services Company LP (ONEOK Energy Services), a subsidiary of ONEOK, holds firm service agreements representing approximately 3% of design capacity at December 31, 2005. The firm service agreements with ONEOK Energy Services extend for various terms with termination dates that range from February 2006 to March 2009. ONEOK Energy Services became affiliated with Northern Border Pipeline on November 17, 2004, in connection with ONEOK’s purchase of Northern Plains. Revenues from ONEOK Energy Services for 2005 and the period from the date of affiliation to December 31, 2004 was $7.7 million and $1.1 million, respectively. At December 31, 2005 and 2004, Northern Border Pipeline had outstanding receivables from ONEOK Energy Services of $0.9 million and $0.8 million, respectively. In 2003, there was no operating revenue from Northern Border Pipeline’s affiliates.

6.                               CREDIT FACILITIES AND LONG-TERM DEBT

Detailed information on long-term debt is as follows:

	December 31,
	2005	2004
	(In thousands)

2005 Pipeline Credit Agreement - average 5.11% at December 31, 2005, due 2010	$27,000	$—
1999 Pipeline Senior Notes - 7.75%, due 2009	200,000	200,000
2001 Pipeline Senior Notes - 7.50%, due 2021	250,000	250,000
2002 Pipeline Senior Notes - 6.25%, due 2007	150,000	150,000
Unamortized debt premium	1,916	3,860

Long-term debt	$628,916	$603,860

Northern Border Pipeline has entered into revolving credit facilities that are used for capital expenditures, acquisitions and general business purposes and for refinancing existing indebtedness. Northern Border Pipeline entered into a $175 million five-year credit agreement (2005 Pipeline Credit Agreement) with certain financial institutions in May 2005. At Northern Border Pipeline’s option, the interest rate on the outstanding borrowings may be the lender’s base rate or the London Interbank Offered Rate (LIBOR) plus a spread that is based on its long-term unsecured debt ratings. The 2005 Pipeline Credit Agreement permits Northern Border Pipeline to specify the portion of the borrowings to be covered by specific interest rate options and to specify the interest rate period. Northern Border Pipeline is required to pay a fee on the principal commitment amount of $175 million.

On December 1, 2004, Northern Border Pipeline redeemed $75 million of the 6.25% Senior Notes due 2007 (2002 Pipeline Senior Notes. In connection with the redemption, Northern Border Pipeline was required to pay a premium of $4.8 million, incurred a $0.4 million loss related to the unamortized debt costs and discount associated with the debt and received $2.5 million from the termination of interest rate swaps associated with the debt (see Note 7). The net loss of $2.7 million from the redemption is recorded as a loss on reacquired debt and amortized to interest expense over the remaining life of the 2002 Pipeline Senior Notes. During the years ended December 31, 2005 and 2004, Northern Border Pipeline amortized approximately $1.1 million and $0.1 million, respectively, to interest expense. At December 31, 2005 and 2004, the net unamortized loss on reacquired debt was $1.5 million and $2.6 million, respectively, which is recorded in regulatory assets on the balance sheet.

Interest paid, net of amounts capitalized, during the years ended December 31, 2005, 2004 and 2003 was $44.1 million, $41.1 million and $47.8 million, respectively.

Aggregate required repayments of long-term debt for the next five years are $150 million in 2007, $200 million in 2009 and $27 million in 2010. Aggregate required repayments of long-term debt thereafter total $250 million. There are no required repayment obligations for 2006 or 2008.

Certain of Northern Border Pipeline’s long-term debt and credit arrangements contain requirements as to the maintenance of minimum partners’ capital and debt to capitalization ratios, leverage ratios and interest coverage ratios that restrict the incurrence of other indebtedness by Northern Border Pipeline and also place certain restrictions on distributions to its partners. The 2005 Pipeline Credit Agreement requires the maintenance of a ratio of EBITDA (net income plus interest expense, income taxes and depreciation and amortization) to interest expense of greater than 3 to 1. The 2005 Pipeline Credit Agreement also requires the maintenance of the ratio of indebtedness to adjusted EBITDA (EBITDA adjusted for pro forma operating results of acquisitions made during the year) of no more than 4.5 to 1. Pursuant to the 2005 Pipeline Credit Agreement, if one or more acquisitions are consummated in which the aggregate purchase price is $25 million or more, the allowable ratio of indebtedness to adjusted EBITDA is increased to 5 to 1 for two calendar quarters following the acquisition. Upon any breach of these covenants, amounts outstanding under the2005 Pipeline Agreement may become due and payable immediately. At December 31, 2005, Northern Border Pipeline was in compliance with its financial covenants.

The following estimated fair values of financial instruments represent the amount at which each instrument could be exchanged in a current transaction between willing parties. Based on quoted market prices for similar issues with similar terms and remaining maturities, the estimated fair value of the aggregate of the 1999 Pipeline Senior Notes, 2001 Pipeline Senior Notes and 2002 Pipeline Senior Notes was approximately $637 million and $652 million at December 31, 2005 and 2004, respectively. Northern Border Pipeline presently intends to maintain the current schedule of maturities for the 1999 Pipeline Senior Notes, the 2001 Pipeline Senior Notes and the 2002 Pipeline Senior Notes, which will result in no gains or losses on their respective repayments. The fair value of Northern Border Pipeline’s variable rate debt approximates the carrying value since the interest rates are periodically adjusted to reflect current market conditions.

7.                               DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Prior to the anticipated issuance of fixed rate debt, Northern Border Pipeline entered into forward starting interest rate swap agreements. The interest rate swap agreements were designated as cash flow hedges as they hedge the fluctuations in Treasury rates and spreads between the execution date of the swap agreements and the issuance of the fixed rate debt. The notional amount of the interest rate swap agreements did not exceed the expected principal amount of fixed rate debt to be issued. Upon issuance of the fixed rate debt, the swap agreements were terminated and the proceeds received or amounts paid to terminate the swap agreements were recorded in accumulated other comprehensive income and amortized to interest expense over the term of the debt.

During the years ended December 31, 2005, 2004, and 2003, respectively, Northern Border Pipeline amortized approximately $1.5 million, $1.4 million, and $1.6 million related to the terminated interest rate swap agreements as a reduction to interest expense from accumulated other comprehensive income. Northern Border Pipeline expects to amortize approximately $1.6 million as a reduction to interest expense in 2006.

In November 2004, Northern Border Pipeline terminated its interest rate swap agreements with notional amounts of $225 million and received $7.5 million. Of the total proceeds, $2.5 million related to the redemption of $75 million  of the 2002 Pipeline Senior Notes (see Note 6). The remaining $5.0 million is recorded in long-term debt with such amount amortized to interest expense over the remaining life of the interest rate swap agreements. During the years ended December 31, 2005 and 2004, Northern Border Pipeline amortized approximately $2.1 million and $0.2 million, respectively, as a reduction to interest expense. Northern Border Pipeline expects to amortize approximately $2.1 million as a reduction of interest expense in 2006 for these agreements.

8.                               COMMITMENTS AND CONTINGENCIES

Operating Leases

Future minimum lease payments under non-cancelable operating leases on office space and rights-of-way are as follows (in thousands):

Year ending December 31,
2006	$2,511
2007	2,511
2008	2,511
2009	2,511
2010	2,186
Thereafter	64,849
$77,079

Expenses incurred related to these lease obligations for the years ended December 31, 2005, 2004 and 2003 were $0.6 million, $0.6 million, and $0.7 million, respectively.

Cash Balance Plan

As further discussed in Note 12, on December 31, 2003, Enron filed a motion seeking approval of the Bankruptcy Court to provide additional funding to, and for authority to terminate the Enron Corp. Cash Balance Plan and certain other defined benefit plans. Northern Border Pipeline recorded estimated charges associated with the termination of the Cash Balance Plan of $3.1 million in 2003. In 2004, Northern Border Pipeline reduced its expense by $3.1 million, since it determined it is no longer liable for termination costs of the Cash Balance Plan (see Note 11).

Capital Expenditures

Total capital expenditures for 2006 are estimated to be $23 million. Funds required to meet the capital expenditures for 2006 are anticipated to be provided primarily by borrowings under the 2005 Pipeline Credit Agreement, contributions from Northern Border Pipeline’s partners and operating cash flows.

Environmental Matters

Northern Border Pipeline is not aware of any material contingent liabilities with respect to compliance with applicable environmental laws and regulations.

Other

On July 31, 2001, the Assiniboine and Sioux Tribes of the Fort Peck Indian Reservation (Tribes) filed a lawsuit in Tribal Court against Northern Border Pipeline to collect more than $3.0 million in back taxes, together with interest and penalties. The lawsuit related to a utilities tax on certain of Northern Border Pipeline’s properties within the Fort Peck Indian Reservation. The Tribes and Northern Border Pipeline, through a mediation process, reached a settlement with respect to pipeline right-of-way lease and taxation issues documented through an Option Agreement and Expanded Facilities Lease executed in August 2004. The settlement grants to Northern Border Pipeline, among other things: (i) an option to renew the pipeline right-of-way lease upon agreed terms and conditions on or before April 1, 2011, for a term of 25 years with a renewal right for an additional 25 years; (ii) a right to use additional tribal lands for expanded facilities; and (iii) release and satisfaction of all tribal taxes against Northern Border Pipeline. In consideration of this option and other benefits, Northern Border Pipeline paid a lump sum amount of $7.4 million and will make additional annual option payments of approximately $1.5 million thereafter through March 31, 2011. Of the amount paid in 2004, $1.0 million was determined to be a settlement of previously accrued property taxes. The remainder has been recorded in other assets on the balance sheet. Northern Border Pipeline will seek regulatory recovery from the settlement in its pending rate case.

Various legal actions that have arisen in the ordinary course of business are pending. Northern Border Pipeline believes that the resolution of these issues will not have a material adverse impact on its results of operations or financial position.

9.                               CASH DISTRIBUTION POLICY

The Northern Border Pipeline’s partnership agreement provides that distributions to its partners are to be made on a pro rata basis according to each partner’s capital account balance. The Northern Border Pipeline Management Committee determines the amount and timing of such distributions. Any changes to, or suspension of, Northern Border Pipeline’s cash distribution policy requires the unanimous approval of its Management Committee. In December 2003, Northern Border Pipeline’s Management Committee voted to (i) issue equity cash calls to its partners in the total amount of $130 million in early 2004 and $90 million in 2007; (ii) fund future growth capital expenditures with 50% equity capital contributions from its partners; and (iii) change its cash distribution policy. Effective January 1, 2004, cash distributions are equal to 100% of distributable cash flow as determined from Northern Border Pipeline’s financial statements based upon earnings before interest, taxes, depreciation and amortization less interest expense and maintenance capital expenditures. On November 30, 2004, Northern Border Pipeline issued an equity cash call to its partners in the total amount of $75 million, which was utilized to repay existing bank debt. This equity contribution will reduce the previously approved 2007 equity cash call from $90 million to $15 million.

10.                         QUARTERLY FINANCIAL DATA (Unaudited)

	Operating Revenues	Operating Income	Net Income to Partners
	(In thousands)

2005
First Quarter	$82,825	$51,035	$40,631
Second Quarter	69,786	38,781	28,763
Third Quarter	89,008	55,767	46,177
Fourth Quarter	80,032	47,165	36,675

2004
First Quarter	$83,307	$51,819	$41,757
Second Quarter	81,532	50,836	41,597
Third Quarter	81,609	47,894	37,580
Fourth Quarter	82,667	57,060	46,143

11.                         OTHER INCOME (EXPENSE)

Other income (expense) on the statement of income includes such items as investment income, nonoperating revenues and expenses, and nonrecurring other income and expense items. For the years ended December 31, 2005, 2004 and 2003, other income included income from interconnections constructed of $0.2 million, $0.7 million and $0.1 million, respectively. Other income for 2005 also included an adjustment to allowance for doubtful accounts of $0.4 million. Other income for 2004 also included an adjustment to reserves previously established of $0.4 million. Other expense for the year ended December 31, 2004, included approximately $0.6 million due to reserves established for costs associated with a potential future project and $0.5 million of bad debt expense. For the year ended December 31, 2003, other expense included $0.6 million for a repayment of amounts previously received for vacated microwave frequency bands.

12.                         RELATIONSHIPS WITH ENRON

In December 2001, Enron and certain of its subsidiaries filed voluntary petitions for Chapter 11 reorganization with the U.S. Bankruptcy Court. Until November 17, 2004, Northern Plains and Pan Border were subsidiaries of Enron. Northern Plains and Pan Border were not among the Enron companies filing for Chapter 11 protection.

Enron North America Corp. (Enron North America), a wholly owned subsidiary of Enron that is in bankruptcy, was a party to transportation contracts which obligated Enron North America to pay for 3.5% of Northern Border Pipeline’s capacity. Through the bankruptcy court proceeding in 2002, Enron North America rejected and terminated all of its firm transportation contracts on Northern Border Pipeline. Northern Border Pipeline had previously fully reserved for amounts invoiced to Enron North America. Since Enron guaranteed the obligations of Enron North America under those contacts, Northern Border Pipeline filed claims against both Enron North America and Enron for damages in the bankruptcy proceedings. As a result of a settlement agreement between Enron North America, Enron and Northern Border Pipeline, each of Enron North America and Enron have agreed to allow Northern Border Pipeline’s claim of approximately $20.6 million. In 2004, Northern Border Pipeline adjusted its allowance for doubtful accounts to reflect an estimated recovery of $1.1 million for the claims. In June 2005, Northern Border Pipeline executed term sheets with a third party for the sale of its bankruptcy claims for transportation contracts and associated guarantees held against Enron and Enron North America. Proceeds from the sale of the claims were $11.1 million. In the second quarter of 2005, Northern Border Pipeline made an adjustment to its allowance for doubtful accounts of $0.6 million to reflect the agreement for the sale. In the third quarter of 2005, Northern Border Pipeline recognized revenue of $9.4 million as a result of the sale.

On December 31, 2003, Enron filed a motion seeking approval of the Bankruptcy Court to provide additional funding to, and for authority to terminate, the Cash Balance Plan and certain other defined benefit plans of Enron’s affiliates (the Plans) in ‘standard terminations’ within the meaning of Section 4041 of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Northern Plains was considered a member of Enron’s ERISA controlled group of corporations. As of December 31, 2003, approximately $3.1 million was estimated for Northern Border Pipeline’s proportionate allocation of Northern Plains’ proportionate share of the up to $200 million estimated termination costs for the Plans authorized by the Bankruptcy Court order. Since under the operating agreement with Northern Plains, these costs could be the Northern Border Pipeline’s responsibility, $3.1 million was accrued to satisfy claims of reimbursement for these termination costs.

As a result of further evaluation and negotiation of Enron’s proposed allocation of the termination costs, Northern Plains advised Northern Border Pipeline that no claim of reimbursement of the termination costs would be made, resulting in an adjustment in reserves during 2004 of $3.1 million for the termination costs. Pursuant to the agreement whereby ONEOK purchase Northern Plains and NBP Services, the purchase price under the agreements was deemed to include all contributions which otherwise would have been allocable to Northern Plains.

13                            ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, “Share-Based Payment,” which requires companies to expense the fair value of share-based payments and includes changes related to the expense calculation for share-based payments. Northern Plains also adopted SFAS No. 123R as of January 1, 2006, and will charge Northern Border Pipeline for its proportionate share of the expense recorded by Northern Plains. The impact of adopting SFAS No. 123R does not have a material impact on Northern Border Pipeline’s results of operations or financial position.

In June 2005, the FERC issued guidance describing how FERC-regulated companies should account for costs associated with implementing the pipeline integrity management requirements of the U.S. Department of Transportation’s Office of Pipeline Safety. Under the guidance, costs to 1) prepare a plan to implement the program, 2) identify high consequence areas, 3) develop and maintain a record keeping system and 4) inspect, test and report on the condition of affected pipeline segments to determine the need for repairs or replacements, are required to be expensed. Costs of modifying pipelines to permit in-line inspections, certain costs associated with developing or enhancing computer software and costs associated with remedial and mitigation actions to correct an identified condition can be capitalized. The guidance is effective January 1, 2006, to be applied prospectively. The effect of adopting this order is not expected to be material to Northern Border Pipeline’s results of operations or financial position.

14.                         SUBSEQUENT EVENTS

Northern Border Pipeline makes distributions to it general partners approximately one month following the end of the quarter. A cash distribution of approximately $45 million was declared and paid on February 1, 2006, for the fourth quarter of 2005.

On February 14, 2006, Northern Border Pipeline’s general partners entered into a Partnership Interest Purchase and Sale Agreement (PIPA) dated as of December 31, 2005, under which Northern Border Partners, L.P.(Northern Border Partners), parent company of Northern Border ILP, agreed to sell a 20% partnership interest in Northern Border Pipeline to TC PipeLines in exchange for an aggregate cash amount of $300 million and the assumption of certain liabilities and obligations. The PIPA contains customary and other closing conditions that, if not satisfied or waived, would result in the sale not occurring.

Upon closing of the sale of the 20% partnership interest several things will occur including: (1) Northern Border Pipeline’s general partners will amend its partnership agreement, the Northern Border Pipeline Company General Partnership Agreement,  to modify certain governance and operating terms; (2) TC PipeLines will appoint a new Management Committee chairman and other members of the Management Committee may change; (3) Northern Border Pipeline’s current operator, Northern Plains or one of its affiliates, will enter into a transition services agreement with TransCanada or one of its affiliates, for reimbursement of all transitional support expenses incurred for the period from closing until April 1, 2007; (4) Northern Border Pipeline will enter into a pipeline operating agreement with an affiliate of TransCanada, under which the affiliate of TransCanada will become Northern Border Pipeline’s operator; and (5) Northern Border Pipeline will adopt certain changes to its cash distribution policy related to financial ratio targets and capital contributions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULE

Northern Border Pipeline Company:

We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the financial statements of Northern Border Pipeline Company as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005 included in this Form 10-K, and have issued our report thereon dated March 2, 2006.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of Northern Border Pipeline Company listed in Item 15 of Part IV of this Form 10-K is the responsibility of the Company’s management and is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Omaha, Nebraska
March 2, 2006

NORTHERN BORDER PIPELINE COMPANY

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

		Additions		Deductions
	Balance at	Charged to	Charged	For Purpose For
	Beginning	Costs and	to Other	Which Reserves	Balance at
Description	of Year	Expenses	Accounts	Were Created	End of Year
	(In thousands)

Reserve for regulatory issues
2005	$1,955	$25	$—	$1,350	$630
2004	$6,315	$640	$—	$5,000	$1,955
2003	$12,294	$4,282	$—	$10,261	$6,315

Allowance for doubtful accounts
2005	$4,208	$172	$—	$4,380	$—
2004	$4,815	$523	$—	$1,130	$4,208
2003	$4,805	$10	$—	$—	$4,815